MANHATTAN MINERALS CORP.

NOTICE OF ANNUAL AND SPECIAL GENERAL MEETING OF MEMBERS

NOTICE IS HEREBY GIVEN that the annual general and special meeting of members (the "Meeting") of Manhattan Minerals Corp. (the "Company") will be held at the Terminal City Club Hotel - 837 West Hastings Street, Vancouver, British Columbia, on Tuesday, June 29, 2004, at 10:00 a.m. (Vancouver time) for the following purposes:

  To receive the report of the directors;
  To receive the audited consolidated financial statements for the year ended December 31, 2003, together with the report of the auditors thereon;
  To elect directors for the ensuing year;
  To appoint the independent auditors and authorise the directors to fix their remuneration;

  To consider and, if thought fit, to pass, with or without amendment, an ordinary resolution, as described in the Information Circular accompanying this Notice, to give advance shareholder approval for the issuance of a number of shares by private placement that exceeds 25% of the current issued and outstanding share capital of the Company; and

  To transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Shareholders have been sent the Company's 2003 financial statements. Accompanying this Notice, are a letter to Shareholders, a Management Proxy Circular and a Form of Proxy and a Supplemental Mailing List Return Card. The accompanying Management Proxy Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this Notice.

The board of directors has fixed the close of business on May 20, 2004 as the record date for the determination of members entitled to notice of the Meeting or any adjournment or adjournments thereof and the right to vote thereat. The transfer books will not be closed.

Members who are unable to attend the Meeting in person are requested to complete, sign, date and return the enclosed Form of Proxy. A Proxy will not be valid unless it is deposited at the office of Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the person named therein purports to vote in respect thereof.

Dated at Vancouver, British Columbia, this 31st day of May, 2004.

BY ORDER OF THE BOARD

Signed "Lawrence M. Glaser"
Lawrence M. Glaser
Chairman of the Board

MANHATTAN MINERALS CORP.
Suite 350 - 885 Dunsmuir Street
Vancouver, BC, V6C 1N5

MANAGEMENT PROXY CIRCULAR
(All amounts are Canadian dollars, unless otherwise noted)
May 31, 2004

SOLICITATION OF PROXIES

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of Manhattan Minerals Corp. (the "Company") for use, and to be voted at, the Annual General and Special Meeting of shareholders of the Company (the "Meeting") to be held on Tuesday, June 29, 2004, at 10:00 a.m. (Vancouver time) at the Terminal City Club Hotel, 837 West Hastings Street, Vancouver, British Columbia, for the purposes set out in the Notice of Annual General Meeting appended hereto.

The solicitation of proxies by management will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of the Company. All costs of this solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are directors of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder) to represent the shareholder at the Meeting has the right to do so, either by inserting such other person's name in the blank space provided in the form of proxy or by completing another suitable form of proxy. A proxy will not be valid unless the completed form of proxy is delivered to the office of Computershare Trust Company of Canada by mail or by hand at its office at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

A shareholder who has given a proxy may revoke it by an instrument in writing duly executed and delivered to Computershare Trust Company of Canada at any time up to the day that is 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used, or to the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting or an adjournment thereof at which the proxy is to be used, or with the chairman of the meeting on the day of the meeting or an adjournment thereof, or in any manner provided by law. A revocation of a proxy will not affect a matter on which a vote has been taken before revocation.

EXERCISE OF DISCRETION

On any ballot the nominees named in the accompanying form of proxy will vote or withhold from voting the shares represented thereby in accordance with the instructions of the shareholder. The proxy will confer discretionary authority on the nominees named therein with respect to:

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  each matter or group of matters identified therein for which a choice is not specified,

  any amendment to or variation of any matter identified therein, and any other matters that properly come before the Meeting.

In respect of a matter for which a choice is not specified in the proxy, the nominees named in the accompanying form of proxy will vote the shares represented by the proxy for the election of management's nominees for election as directors and for the appointment of the Company's auditors, all as described in this Management Proxy Circular.

As of the date of this Management Proxy Circular, management of the Company knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting each nominee named in the accompanying form intends to vote thereon in accordance with such nominee's best judgement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as discussed in this Management Proxy Circular, no director or senior officer, past, present or nominated, or any associate or affiliate of such persons, or any person on behalf of whom this solicitation is made, has any interest, direct or indirect, in any matter to be acted upon at the Meeting, except to the extent that such persons may be directly involved in the normal business of the Meeting or the general affairs of the Company.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue 500,000,000 common shares without par value (the "Common Shares") of which 57,718,041 Common Shares are issued and outstanding as at May 31, 2004. Only shareholders of record at the close of business on May 20, 2004, will be entitled to receive notice of and vote at the Meeting and will be entitled to one vote for each share held.

To the best of the knowledge of the directors and senior officers of the Company, there are no persons that beneficially owned, directly or indirectly, or exercised control over, Common Shares carrying more than 10% of the outstanding voting rights attached to the Company's Common Shares as at May 31, 2004.

PARTICULARS OF MATTERS TO BE ACTED ON

Election of Directors

The directors of the Company are elected at each annual general meeting of the Company and hold office until the next annual general meeting or until their successors are appointed. In the absence of instructions to the contrary, the enclosed proxy will be voted for the nominees herein listed.

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Management of the Company proposes to nominate each of the following persons for election as a director of the Company. Information concerning such persons, as furnished by the individual nominees, is as follows:

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Name, Office Held and	Principal Occupation and Business	Director of	Common Shares
Place of Residence		the Company	Beneficially owned,
		since	directly or indirectly,
or controlled or directed

Lawrence M. Glaser	Chief Executive Officer and President of	June 19, 2001	926,055
(2)(4)Executive Chairman of	the Company from June 19, 2001 until
the Board	March 31, 2004
Tenants Harbor, Maine USA
John A. Clarke(1)(2)(3)(4)	President and Chief Executive Officer of	May 16, 2002	48,248
Director	Nevsun Resources Ltd. (a mining
British Columbia, Canada	company)
Bryan Morris(1)(2)(3)(4)	Financial and technical consultant; V.P.	April 28, 2004	Nil
Director	Business Development of Teck Cominco
British Columbia, Canada	Ltd. from 1994 to 2003 ( a mining company)
Peter Guest(2)	President & CEO of the Company since	May 28, 2004	Nil
Director, President & Chief	May 28, 2004, previously President & CEO
Executive Officer	of MBA Gold, Osborne Group, and Gabriel
British Columbia, Canada	Resources (a mining company)

As of May 31, 2004

1. Member of the Audit Committee

2. Member of the Environmental Committee

3. Member of the Compensation Committee

4. Member of the Search Committee

Appointment of Auditors

The persons named in the enclosed form of proxy will vote for the re-appointment of PricewaterhouseCoopers LLP, Chartered Accountants, of Suite 700, 250 Howe Street, Vancouver, British Columbia, V6C 3S7, as auditors of the Company for the ensuing year, and will vote to authorise the Board to determine the audit remuneration. PricewaterhouseCoopers were first appointed auditors of the Company in June 1990.

CORPORATE GOVERNANCE

In December 1994, the TSX Committee on Corporate Governance in Canada (the "TSX Committee") issued its report on proposed guidelines for corporate governance in Canada. In May 1995, the TSX adopted the TSX Committee's report and announced that all companies with a yearend on or after June 30, 1995 would be required to describe their practices and policies with regards to corporate governance with reference to the TSX Committee's report guidelines, on an annual basis, by way of a corporate governance statement contained in the company's annual report or circular. The disclosure is required to be made with reference to each of the guidelines (the "TSX Guidelines") set out in the TSX Company Manual, and where the Company's system is

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different from any of the TSX Guidelines, each difference and the reason for the difference is to be clearly disclosed.

The Statement of Corporate Governance Practices attached hereto as Schedule "A" relates the corporate governance practices of the Company to the TSX Guidelines. The Statement of Corporate Governance Practices has been approved by the Board of Directors of the Company.

DIRECTORS' AND OFFICERS' REMUNERATION

Compensation of Directors

The Company provides remuneration to directors, who are not officers of the Company, for services to the Company. Currently, the remuneration for each director is as follows:

Attendance fee for Board and Board Committee Meetings	$750 per meeting
Retainer fee for each Director	$5,000 per annum
Retainer fee for the Chairman of the Board	$20,000 per annum
Retainer fee for the Chairman of the Audit Committee	$2,000 per annum
Retainer fee for the Chairman of the Compensation Committee	$1,000 per annum
Retainer fee for Chairman of the Environmental Management Committee	$1,000 per annum
Retainer fee for the Chairman of the Search Committee	$1,000 per annum

Directors are also reimbursed for travel and other reasonable expenses incurred in attending board and committee meetings. Members of management who are also directors receive no director fees or retainer.

During the year ended December 31, 2003, the following amounts were recorded as directors' fees incurred in 2003 for the following directors: $11,588 for Mr. Clarke, $13,000 for Mr. Craig Roberts, and $6,515 for Mr. Peter Tegart.

Compensation of Named Executive Officers

The following table sets forth a summary of the total compensation paid to, or earned by, the Company's President and each of the Company's three most highly compensated executive officers for the year ended December 31, 2003 (each a "Named Executive Officer") during the Company's three most recently completed financial years.

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		Annual Compensation			Long Term Compensation
					Awards		Payouts
					Securities
				Other	Under	Restricted
				Annual	Options/	Shares Or
				Compen	SARs	Share	LTIP	All Other
Name and		Salary	Bonuses	-sation	Granted	Units	Payouts	Compensation
Principal Position	Year	($)	($)	($)	(#)	($)	($)	($)
Lawrence M. Glaser(1)	2003	245,210(1)	34,916(3)	38,388	190,850	0	0	Nil
Chairman, President,	2002	215,916(2)	54,960(4)	0	275,000(5)	0	0	117,772(6)
CEO	2001	141,000	0	0	275,000	0	0	Nil
Horng Dih Lee(7)	2003	62,769	15,000(8)	Nil	100,000	0	0	Nil
CFO and Corp. Secretary

Notes:

  Dr. Glaser's employment commenced on June 19, 2001. Dr. Glaser's base salary is US$175,000 per year. Dr. Glaser elected to receive US$100,000 in cash, and US$75,000 in shares of the Company calculated generally on a quarterly basis from the employee share compensation plan, valued at a market price of the stock on a date prior to its granting. In 2003, Dr. Glaser was granted 52,418 shares at a market value of C$0.98 per share and 80,452 shares at a market value of C$0.31 per share from the employee share compensation plan as the equity component of his base compensation, equivalent to US$56,750. In 2002, Dr. Glaser was granted 53,225 shares at a market value of C$0.55 per share from the employee compensation plan as the equity component of his base compensation, equivalent to US$37,500. The average US$/C$ exchange rate for 2003 and 2002 was 1.4012 and 1.5703, respectively.

  During 2002, Dr. Glaser's base salary was reduced from US$175,000 to US$100,000 for the period of April 1, 2002 through September 30, 2002 during which time Mr. Charles Smith was President of the Company.

  In 2003, Dr. Glaser was paid a year-end performance bonus of US$25,000, all of which was paid in shares of the Company from the employee share compensation plan. Dr. Glaser was issued 112,632 shares valued at the market price of the stock of C$0.31 per share.

  In 2002, Dr. Glaser was paid a 20% year-end performance bonus of US$35,000, all of which was paid in shares of the Company from the employee share compensation plan. Dr. Glaser was issued 99,354 shares valued at the market price of the stock of C$0.55 per share.

  Of the 275,000 options granted to Dr. Glaser in 2002, 100,000 options had vesting terms conditional on certain business goals being reached. Those goals were not attained, and these options have expired unvested and unexercised.

  In 2002, Dr. Glaser was paid a bonus of US$75,000 with the issuance of 125,932 shares valued at the market price of C$1.10 per share for work which was completed during 2001, but which did not demonstrate benefits for the Company's business operations until 2002. Dr. Glaser received no bonus during 2001.

  Mr. Lee's employment commenced on June 23, 2003. He resigned as Chief Financial Officer and Corporate Secretary effective March 15, 2004.

  In 2003, Mr. Lee was paid a year-end performance bonus of $15,000, of which $7,500 was paid in cash and the remainder was paid in shares of the Company from the employee share compensation plan. Mr. Lee was issued 24,194 shares valued at the market price of the stock of C$0.31 per share.

Incentive Plans

Long-term Incentive Plan and Pension Plan

The Company does not presently have a long-term incentive plan or a pension plan for its executive officers.

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Stock Option Plan

On April 14, 1994, the Company adopted a Directors' and Employees' Stock Option Plan (the "Plan") to grant incentive stock options to executive officers, employees and directors. Shareholder approval of the Plan was obtained at the Company's Annual General Meeting on June 10, 1994. Regulatory approval was received from the Toronto Stock Exchange on July 21, 1994. The Plan has been amended from time to time, principally to increase the allotted number of shares under the Plan, and these amendments have been approved by the shareholders at the Annual General Meetings of the Company.

Share Compensation Plan

On October 24, 2001, the Company adopted a share compensation plan (the "Share Compensation Plan") to allow the Company to issue up to an aggregate of 2,000,000 Common Shares to certain executive officers, employees and/or directors, from time to time, in lieu of cash salary and bonus payments. Shareholder approval of the Share Compensation Plan was obtained at the Company's Annual General and Extraordinary Meeting held on June 19, 2001. At the Company's Annual General and Extraordinary Meeting held on May 30, 2003, shareholders approved the addition of 2,000,000 Common Shares reserved for issuance under the Share Compensation Plan, such that the specified maximum number of Common Shares issuable in the past and in the future is increased from 2,000,000 to 4,000,000 Common Shares. To date, there have been an aggregate of 2,633,313 Common Shares issued pursuant to the Share Compensation Plan.

Other Incentive Plans

The Company has no other incentive plans, and no cash or non-cash compensation was paid or distributed to executive officers under any other incentive plan during the most recently completed financial year.

Grant of Options to Named Executive Officers

The following table sets forth the grants of options to purchase Common Shares of the Company made to the Named Executive Officers during 2003.

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Options Granted During the Most Recently Completed Financial Year
				Market Value
		% of Total		of Securities
	Common	Options		Underlying
	Shares	Granted to		Options on the
	under	Employees in	Exercise Price	Date of Grant
	Options	Financial	($/Common	($/Common	Expiration
Name	Granted	Year	Share)	Share)	Date

Lawrence M.	40,850	4.00%	0.79	0.79	Jan 22/08
Glaser	150,000	14.69%	0.71	0.71	May 30/08

Horng Dih Lee(1)	100,000	9.80%	0.69	0.69	Mar 11/05

Notes:

  Mr. Lee resigned effective March 15, 2004. Of the 100,000 options granted, only 50,000 had vested prior to this date, and 50,000 have been cancelled. The expiration date of Mr. Lee's vested options is March 11, 2005.

Option Exercise and Notional Year-End Value of Options Held by Named Executive Officers

The following table sets out information regarding the value realised upon the exercise of options during 2003, and the value of unexercised options held by the Named Executive Officers as at December 31, 2003.

Aggregated Option Exercises during the Most Recently Completed
Financial Year and Financial Year-End Option Values
Value of
	Securities	Aggregate	Unexercised	Unexercised In-
	Acquired	Value	Options at	the-Money
	on Exercise	Realized	Year-End	Options at Fiscal
Name		($)	Exercisable/	Year-End
			Unexercisable	Exercisable/
Unexercisable
($)
Lawrence Glaser	122,240	58,925	402,760/75,000	0
Horng Dih Lee	-	-	50,000/50,000	0

The Company did not reprice any options during the year, no options or shares from the Plan or the Share Compensation Plan were issued at a discount to the market prices, and the Company has no Defined Benefit or Actuarial Plans, or Stock Appreciation Rights.

Termination of Employment,
Change in Responsibilities and Employment Contracts

As of December 31, 2003 there were no severance agreements in place with any officers or directors of the Company.

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Composition of the Compensation Committee

During the 2003 financial year, the Compensation Committee was comprised of four members, Lawrence M. Glaser (at the time, Chairman, President, and Chief Executive Officer of the Company), John A. Clarke, Craig Roberts, and Peter Tegart. On December 31, 2003, one director, Mr. Craig Roberts, owed the Company $9,000.

On May 28, 2004, the composition of the Compensation Committee was changed to include only Mr. Bryan Morris and Mr. John Clarke, both of whom are independent directors.

Report on Executive Compensation

The Compensation Committee has prepared the following report on executive compensation.

The Company's compensation structure is designed to reward performance and to be competitive with the compensation arrangements of other Canadian resource companies of similar size and scope of operations. Each executive officer's position is evaluated to establish skill requirements and level of responsibility and this evaluation provides a basis for internal and external comparisons of positions. In addition to industry comparables, the Board and the Compensation Committee consider a variety of factors when determining both compensation policies and programs and individual compensation levels. These factors include the long-term interests of the Company and its shareholders, overall financial and operating performance of the Company and the Board's and the Compensation Committee's assessment of each executive's individual performance and contribution towards meeting corporate objectives. Executive officers' compensation is composed of three major components: base salary; cash or share bonus; and stock options.

Base salary ranges are determined following a review of market data for similar positions in Canadian resource companies of comparable size and scope of operations. The salary for each executive officer's position is then determined having regard for the incumbent's responsibilities, individual performance factors, overall corporate performance, potential for advancement, and the assessment of the Board and the Compensation Committee of such matters as are presented by management.

The second component of the executive officers' compensation is a cash or share bonus. In light of a recommendation from the Compensation Committee, the Board may grant executive officers cash or share bonuses. To date the performance criteria and objectives considered by the Compensation Committee and the Board for determining the availability of such bonuses include the Company's share performance generally and each executive officer's role in the progress of the Company's main mineral projects. Bonuses were paid to the Named Executive Officers with respect to the year 2003.

The third component of the executive officers' compensation is stock options. The Compensation Committee or the Board, subject to approval by regulatory authorities, may from time to time grant stock options to executive officers under the Company's Stock Option Plan. Grants of stock options are intended to align the interests of the executive officers with those of

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the shareholders over the longer-term. During 2003 stock options to acquire 290,850 Common Shares were granted to the Named Executive Officers.

The base salary and bonus of the Chief Executive Officer is established with reference to the upper end of the range of compensation for CEO's of comparable companies. The comparable companies are natural resource companies involved in the acquisition, exploration, financing, and development of mineral properties.

Presented by the Compensation Committee:

John A. Clarke
Bryan Morris

Performance Graph

The following graph compares the total cumulative shareholder return on a $100 investment in the Common Shares of the Company on December 31, 1998, with the cumulative total return of the Company's five-year (to December 31, 2003) cumulative total shareholder return compared to the return on a comparable investment on the S&P/TSX Composite Index for the period from December 31, 1998 to December 31, 2003.

	31/12/98	31/12/99	31/12/00	31/12/01	31/12/02	31/12/03
S&P/TSX Composite
Index	100	129.72	137.74	118.54	101.98	126.75
Company
Return	100	169.35	52.58	25.81	32.90	13.55

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INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At December 31, 2003, one director of the Company, Mr. Craig Roberts, owed the Company $9,000.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

Under an existing policy of insurance, the Company will be reimbursed for indemnity payments it is required or permitted to make to directors and officers. The directors and officers of the Company as individuals are insured for losses arising from claims against them for certain of their acts, errors or omissions. The policy provides a maximum coverage in any one policy-year of $2,000,000 for each claim and an annual aggregate with a deductible of a $50,000 corporate reimbursement per claim. The annual premium in the current fiscal year is estimated at $29,900. The premiums for the policy are not allocated between the directors and officers as separate groups.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Management Proxy Circular, no director or senior officer of the Company or any shareholder holding, on record or beneficially, directly or indirectly, more than 10 per cent of the issued Common Shares of the Company, or any of their respective associates or affiliates, had any material interest, directly or indirectly, in any material transaction with the Company since the commencement of the Company's last completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

OTHER MATTERS

Advance Shareholder Approval for the Issuance of a Number of Shares by Private Placement that Exceeds 25% of the Company's Issued and Outstanding Share Capital

The Company from time to time investigates opportunities to raise financing on advantageous terms. It expects to undertake one or more financings over the next year and expects some of them to be structured as private placements.

Under the rules of The Toronto Stock Exchange, the aggregate number of shares of a listed company which are issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six-month period must not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transactions (the "TSX 25% Rule"), unless there has been shareholder approval of such transactions.

The application of the TSX 25% Rule may restrict the availability to the Company of funds which it may wish to raise in the future by private placement of its securities.

In particular, management of the Company considers it to be in the best interests of the Company to solicit private placement funds for working capital and exploration. The Toronto Stock

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Exchange has a working practice that it will accept advance approval by shareholders in anticipation of private placements that may exceed the TSX 25% Rule, provided such private placements are completed within 12 months of the date of such advance shareholder approval is given.

The Company's issued and outstanding share capital as at May 31, 2004 was 57,718,041 Common Shares and the Company proposes that the maximum number of Common Shares which either would be issued or made subject to issuance under one or more private placements in the twelve month period commencing on June 29, 2004, would not exceed 28,859,020 in the aggregate, or 50% of the Company's issued and outstanding Common Shares as at May 31, 2004.

Any private placement undertaken by the Company under the advance approval being sought at the Meeting will be subject to the following additional restrictions:

  it must be substantially with parties at arm's length to the Company;
  it cannot materially affect control of the Company;
  it must be completed within a twelve month period following the date that shareholder approval is given; and

  it must comply with the private placement pricing rules of The Toronto Stock Exchange which currently require that the issue price per share must not be lower than the closing market price of the Common Shares on The Toronto Stock Exchange on the trading day prior to the date notice of the private placement is given to The Toronto Stock Exchange (the "Market Price"), less the applicable discount, as follows:

Market Price	Maximum Discount
$0.50	25%
$0.51 to $2.00	20%
Above $2.00	15%

(For these purposes, a private placement of unlisted convertible securities is deemed to be a private placement of the underlying listed securities at an issue price equal to the lowest possible price at which the securities are convertible by the holders thereof).

In any event, The Toronto Stock Exchange retains the discretion to decide whether or not a particular placement is "substantially" at arm's length or will materially affect control in which case specific shareholder approval may be required.

In anticipation that the Company may wish to enter into one or more private placements in the next 12 months that will result in it issuing and/or making issuable such number of its Common Shares, taking into account any shares that may be issued upon exercise of any warrants, options or other rights granted in connection with the private placements, that will exceed the TSX 25%

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Rule, the Company requests that its shareholders pass an ordinary resolution in the following terms:

"RESOLVED, as an ordinary resolution, that the issuance by the Company in one or more private placements during the twelve month period commencing June 29, 2004, of such number of securities that would result in the Company issuing or making issuable up to 28,859,020 Common Shares, all as more particularly described in the Management Information Circular dated May 31, 2004, is hereby approved."

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL GENERAL MEETING

In order to be included in proxy material for the 2005 Annual General Meeting of Members, shareholder proposals must be received by the Corporation at its offices at Suite 350 - 885 Dunsmuir Street, Vancouver, British Columbia, V6C 1N5 Attention: Corporate Secretary, by no later than December 3, 2004.

ADDITIONAL INFORMATION AND AVAILABILITY OF DOCUMENTS

Additional information relating to the Company is on SEDAR at www.sedar.com. Financial information is provided in the Company's financial statements and MD&A for its most recently completed financial year. Copies of the following documents are available without charge to shareholders upon written request to the Corporate Secretary of the Corporation at Suite 350 - 885 Dunsmuir Street, Vancouver, British Columbia, V6C 1N5:

  the 2003 Annual Report to Shareholders containing the consolidated financial statements for the year ended December 31, 2003, together with the accompanying report of the auditor and the MD&A;

  this Management Information Circular; and

  the Company's most recent Annual Information Form.

BOARD OF DIRECTORS' APPROVAL

The Board has approved the contents and sending of this Management Proxy Circular of Directors of the Company.

DATED this 31st day of May, 2004.

On Behalf of the Board

"Lawrence M. Glaser"
Lawrence M. Glaser
Chairman of the Board

SCHEDULE "A"

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The following table reviews the Company's approach to corporate governance with reference to the specifically enumerated Guidelines.

TSX Corporate Governance Guidelines		The Company's Approach

1.	The board should explicitly assume	The board of directors (the "Board") is responsible
	responsibility for stewardship of the	for supervising the management of the Company's
	Company and, as part of the overall	business and the conduct of the Company's affairs
	stewardship, assume responsibility for:	generally. The Board actively participates in
strategic planning and is responsible for reviewing
and approving the Company's operating plans on a
(a)	adoption of a strategic planning process	regular basis, or as plans evolve. The Board also
takes responsibility for identifying the principal
risks of the Company's business and for ensuring
(b)	identification of principal risks and	these risks are effectively monitored and mitigated
	implementation of appropriate systems	to the extent reasonably practicable. Appropriate
	to manage those risks	succession planning, including the recruitment,
training, supervision, compensation and
performance assessment of the Company's senior
(c)	succession planning, including	management personnel also falls within the scope
	appointing, training and monitoring	of the Board's responsibilities.
management
The Board is responsible for the Company's
policies respecting corporate disclosure and
(d)	a communications policy	communications. With the assistance of senior
management, procedures are established and
managed.
(e)	the integrity of internal control and
	management information systems	The Audit Committee is responsible for the
integrity of the Company's internal control and
management information systems. The
Committee, through the assistance of management,
has established internal control policies with
respect to financial and other operational matters.

2.	The board should be constituted with a	Lawrence M. Glaser, Executive Chairman and
	majority of individuals who qualify as	Peter Guest, President & Chief Executive Officer
	unrelated directors. An unrelated	of the Company are the only related directors under
	director is a director who is	these Guidelines. The Company is actively
	independent of management and is free	engaged in a search process for additional unrelated
	from any conflicting interest which	directors.
could be perceived to materially
interfere with his to act with a view to
the best interests of the Company.

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TSX Corporate Governance Guidelines		The Company's Approach

3.	The board is required to disclose on an	On May 31, 2004, the Board consisted of two
	annual basis whether the board has a	related and two unrelated directors. Each of John
	majority of unrelated directors and the	Clarke and Bryan Morris is free of any interest
	analysis of the application of the	(other than shareholding), business or other
	principles supporting this conclusion.	relationship which could, or could reasonably be
perceived to, materially interfere with his ability to
act with a view to the best interests of the
Company. The Company is actively searching for
qualified unrelated directors, through the Search
Committee, and expects to have a majority of
unrelated directors on the Board as soon as
possible.

4.	The board should appoint a committee,	The Board has an established Search Committee
	the majority of whom are unrelated	that conducts interviews and proposes new
	directors, with responsibility for	nominees. The Board also uses independent
	proposing new nominees to the board	executive search companies to assist in its
	and assessing directors.	recruitment.

5.	Every board should implement a	The Board does not, at present, have a formal
	process for assessing the effectiveness	process in place for assessing the effectiveness of
	of the board as a whole, the board's	the Board as a whole, its committees or individual
	committees and individual directors.	directors but will consider implementing one in the
future should circumstances warrant. Based on the
Company's size, its stage of development and the
limited number of individuals on the Board, the
Board considers a formal assessment process of the
nature recommended by the Guideline to be
inappropriate at this time. The Board plans to
continue evaluating its own effectiveness on an ad
hoc basis.

6.	Every Company should provide an	New directors are provided with an information
	orientation and education program for	package about the Company and are briefed on
	new recruits to the board.	strategic plans, short, medium and long term
corporate objectives, business risks and mitigation
strategies, corporate governance guidelines and
existing Company policies. New directors also
travel to the Company's regional offices and
examine property assets in person.

7.	Every board should examine its size	The Board considers its current size adequate for
	and, where appropriate, undertake a	effective decision making. However, it plans to
	program to reduce the number of	seek additional Board members to ensure it meets
	directors.	and exceeds all requirements.

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TSX Corporate Governance Guidelines		The Company's Approach

8.	The board should review the	The quantity and quality of Board compensation is
	compensation of directors to ensure it	reviewed on an annual basis. At present, the Board
	adequately reflects the responsibilities	is satisfied that the current Board compensation
	and risks involved in being an effective	arrangements adequately reflect the responsibilities
	director.	and risks involved in being an effective director of
the Company.

9.	Committees of the board should	Committees of the Board consist of an Audit
	generally be composed of outside	Committee, a Compensation Committee, an
	directors, a majority of whom are	Environmental Committee and a Search
	unrelated directors.	Committee. The relatively small size of the Board
makes it impractical to assign only outside
directors to each existing committee.

The Audit Committee consists exclusively of
unrelated, outside directors. The role of the Audit
Committee is to oversee the Company's financial
reporting obligations, systems and disclosure and to
act as a liaison between the Board and the
Company's auditors. The activities of the Audit
Committee typically include reviewing annual
financial statements, ensuring that internal controls
over accounting and financial systems are
maintained and that accurate financial information
is disseminated to shareholders, reviewing the
results of external audits and any change in
accounting procedures or policies, and evaluating
the performance of the Company's auditors.

The Compensation Committee consists of two
unrelated directors and one related director. The
role of the Compensation Committee is primarily to
administer the Company's Employees' and
Directors' Equity Incentive Plan and to determine
the remuneration of executive officers.

The Environmental Committee consists of two
unrelated directors and two related directors. The
role of the Environmental Committee is primarily
to ensure that all of the Company's activities meet
international environmental and safety standards in
accordance with the Company's environmental
policy.

The Search Committee consists of two unrelated
directors and one related director. The role of the
Search Committee is primarily to seek suitable
candidates to be nominated to the Board.

4

TSX Corporate Governance Guidelines		The Company's Approach

10.	Every board should expressly assume	The full Board assumes responsibility for
	responsibility for, or assign to a	developing and implementing the Company's
	committee, the general responsibility	approach to governance issues.
for, developing the Company's
approach to governance issues.

11.	The board, together with the CEO,	The Board and the CEO have not, to date,
	should develop position descriptions	developed formal documented position descriptions
	for the board and for the CEO,	defining the limits of management's
	involving the definition of the limits to	responsibilities. The Board is currently of the view
	management's responsibilities. In	that the objectives of the Company, as determined
	addition, the board should approve or	annually or as needed by the Board, constitute the
	develop the corporate objectives which	mandate of the CEO.
the CEO is responsible for meeting.
There is no specific mandate for the Board. Any
responsibility which is not delegated to senior
management or a Board committee remains a
responsibility of the Board.

However, the Board is specifically responsible for
approving long-term strategic plans and operating
plans recommended by management. Board
consideration and approval is also required for all
material contracts and business transactions and all
debt and equity financing proposals.

The Board delegates to management, through the
CEO, responsibility for meeting defined corporate
objectives, implementing approved strategic and
operating plans, carrying on the Company's
business in the ordinary course, managing the
Company's cash flow, evaluating new business
opportunities, recruiting staff and complying with
applicable regulatory requirements. The Board also
looks to management to furnish recommendations
respecting corporate objectives, long-term strategic
plans and annual operating plans.

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TSX Corporate Governance Guidelines		The Company's Approach

12.	Every board should have in place	The Board does have a formal structure and
	appropriate structures and procedures	procedures in place to ensure that the Board can
	to ensure that the board can function	function independently of management. This is
	independently of management.	outlined in the Company Code of Conduct.

13.	The audit committee of every board of	All members of the Audit Committee are unrelated,
	directors should be composed only of	outside directors. The role of the Audit Committee
	outside directors. The roles and	is described in Item 9 above.
responsibilities of the audit committee
should be specifically defined.

14.	The board of directors should	Each member of the Board understands that he/she
	implement a system which enables an	is entitled to seek the advice of an independent
	individual director to engage an outside	expert if he reasonably considers it warranted under
	advisor at the expense of the Company.	the circumstances.